        Philips Insider Trading Rules

Philips Insider Trading Rules
February 2025

Purpose and scope
Insider trading happens when someone trades securities (such as shares) based on price sensitive information that is not publicly available (‘inside information’), which is illegal. Insider trading’ conflicts with the basic principle that everyone trading on a stock exchange should simultaneously have access to the same information. If someone has inside information, such person is not allowed to trade securities, unless specific exemptions apply.
Purpose: The purpose of these insider trading rules is to set out the rules and restrictions applicable to trading in Philips securities and the unlawful disclosure of inside information. These rules are designed to ensure that everyone working for Philips follows the applicable regulations on insider trading and they aim to protect Philips' reputation and business integrity.
Scope: These rules apply to all employees and members of the board of management and supervisory board of Philips.
Employees and members of the board of management and supervisory board of Philips:
1)must keep inside information confidential and not share it with others unless this is part of their regular duties and the recipient is bound by confidentiality; and
2)should not trade Philips securities on the basis of inside information.
The Compliance Officer Insider Trading is responsible for overseeing these rules and may grant exemptions in certain cases. Violating the rules can lead to disciplinary actions and severe penalties.
If there are any questions or uncertainties about these rules, employees are encouraged to contact the Compliance Officer Insider Trading.
These rules are an integral part of Philips’ General Business Principles.

1.Scope and definitions

1.1.These insider trading rules (hereinafter referred to as: the “Rules”) apply to all persons working under a contract of employment or otherwise, for Philips and any of its subsidiaries, and to the members of the Board of Management and of the Supervisory Board of Philips (together referred to in these Rules as: “Philips Persons"). Certain parts of these Rules apply to a particular group of people within Philips only, such as members of the Board of Management and Supervisory Board.

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1.2.Certain capitalized terms used in these Rules have the meaning set out in Annex 1 (Definitions) to these Rules.

2.General rules

2.1. Inside information

Inside Information is a crucial term in these Rules. In relation to Philips, Inside Information means information of a precise nature, which has not been made public, relating, directly or indirectly, to Philips, its subsidiaries or to one or more financial instruments (including Philips Securities), and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

2.2.No insider trading; exemptions

2.2.1    If a Philips Person possesses Inside Information, such Philips Person may not Trade or attempt to Trade in Philips Securities. A cancellation or amendment of an order concerning Philips Securities is also considered Trading.

2.2.2    This insider trading prohibition does not apply in the following situations:

(i)if the Philips Person Trades in discharge of an obligation that has become due in good faith (and not to circumvent the insider trading prohibition or for any other illegitimate reason) and where (a) the obligation results from an order placed or an agreement concluded, or (b) the transaction is carried out to satisfy a legal or regulatory obligation that arose, in each case before the Philips Person concerned possessed Inside Information. This is for example the case when you have the obligation to transfer or acquire Philips Securities further to an agreement concluded before you obtained Inside Information;
(ii)in case of the purchase or acceptance of Philips Securities or the acceptance of grants of Philips Securities under a Philips employee equity or share purchase plan;
(iii)in case of the sale of Philips Securities acquired under a Philips employee equity or share purchase plan immediately after a sale is first permitted pursuant to the conditions of such plan, on the condition that: (a) the Philips Person concerned uses the sale proceeds to immediately pay a tax obligation arising in connection with such acquisition; and (b) the Philips Person concerned irrevocably decided to opt for such sale at least four months prior to the date a sale is first permitted pursuant to the conditions of such plan (also known as: ‘sell to cover taxes’);
(iv)in case of the exercise of options or the exercise of similar rights to Philips Securities under a Philips employee equity or share purchase plan on or within a period of five (5) business days prior to the expiry date of such right, as well as any subsequent sale of Philips Securities so acquired, provided that (i) such sale takes place on or within a period of five (5) business days prior to the expiry date of such right, and (ii) the Philips Person concerned has, at least four months prior to the expiry date, notified the Compliance Officer Insider Trading irrevocably in writing of such Philips Person’s decision to exercise (subject to such options or similar rights being in the money) and, if so elected, to sell;
(v)in case of a Trade executed by an independent portfolio manager having full and exclusive discretionary power to take and execute any investment decision for the account of the Philips Person concerned and that is not based on any active investment decision of the Philips Person concerned provided that the Philips Person concerned did not possess Inside Information when the discretionary power to the independent portfolio manager was granted;

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(vi)the acceptance of dividend paid in Philips securities, provided that, in case a choice has to be made between a dividend paid out in shares or in cash, such choice was made when the Philips Person concerned did not possess Inside Information.

Philips Persons on a US pay-roll, Philips Persons holding Philips Securities traded on the New York Stock Exchange, Philips Persons seeking to make any Trades in the United States and Philips Persons who qualify as ‘United States Person’ for United States tax purposes should contact the Compliance Officer Insider Trading in case they would like to make use of any of the above exemptions, as such exemptions may not be available to them. Such Philips Persons may only Trade while in possession of Inside Information pursuant to a pre-arranged trading plan that complies with Rule 10b5-1.

2.3.No unlawful disclosure or tipping

2.3.1    A Philips Person may not disclose Inside Information to anyone else, except where the disclosure is made strictly as part of the Philips Person’s regular duty or function and the recipient of the Inside Information is under an obligation of confidentiality and is made aware of the restrictions on using that information under applicable market abuse rules and regulations.

2.3.2    A Philips Person may not whilst in the possession of Inside Information recommend or induce anyone to engage in Trading in Philips Securities.

2.4.No Trading outside Open Windows

2.4.1.Philips Permanent Insiders and other Philips Persons so instructed by the Compliance Officer Insider Trading may:
(i)not Trade in Philips Securities outside Open Windows, regardless of whether they possess Inside Information; and
(ii)only Trade in Open Windows if they do not possess Inside Information.

2.4.2.The exemptions from the insider trading prohibition set out in clause 2.2.2 of these Rules also apply to any Trade outside an Open Window, provided that in respect of a Trade by a member of the Board of Management or a member of the Supervisory Board only the exemptions set out under (ii), (iii), (iv) and (v) apply in each period of thirty (30) calendar days prior to the date of publication of Philips’ semi-annual and annual financial report.

2.4.3.The Open Windows are the four (4) periods of twenty-eight (28) calendar days from the date of publication of Philips’ annual and semi-annual financial statements and of Philips’ first and third quarterly results and/or any other period as determined by the Compliance Officer Insider Trading from time to time.

2.4.4.The Compliance Officer Insider Trading will publish the dates of the Open Windows in any financial year on Philips’ intranet prior to the start of the financial year. Any changes or additions will be announced in the same manner.

2.5.No Trading in Philips Securities in violation of instructions

A Philips Person may not Trade in Philips Securities when the Compliance Officer Insider Trading has prohibited such Philips Person from doing so, regardless of whether such Philips Person possesses Inside Information.

2.6.No Trading in securities of total shareholder return performance peer group companies

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2.6.1.In Blocked Periods, members of the Board of Management and Supervisory Board and other Philips Persons so instructed by the Compliance Officer Insider Trading may not Trade in financial instruments relating to any of the peer companies that are part of the total shareholder return performance peer group as determined by the Supervisory Board and published in Philips’ annual report from time to time.

2.6.2.The Blocked Periods are the four (4) periods of seven (7) calendar days preceding the date of publication of Philips’ annual and semi-annual financial statements and of Philips’ first and third quarter results and/or any other period as determined by the Compliance Officer Insider Trading and communicated to the relevant persons to whom clause 2.6.1 applies.

2.6.3.The exemptions in clause 2.2.2 (i), (v) and (vi) apply mutatis mutandis to the prohibitions in clause 2.6.1.

2.7.No Trading in securities of certain other listed companies

2.7.1.A Philips Person may not Trade in financial instruments relating to other listed companies if the Compliance Officer Insider Trading has prohibited such Philips Person from doing so in view of a potential M&A transaction, regardless of whether such Philips Person possesses inside information in relation to these companies or financial instruments.

2.7.2.The exemptions in clause 2.2.2 (i), (v) and (vi) apply mutatis mutandis to the prohibitions in clause 2.7.1.

2.8.Dispensation

The Compliance Officer Insider Trading may grant a Philips Person dispensation from any of the restrictions included in clauses 2.4 through 2.7, to the extent permitted by law. Any dispensation from a prohibition granted by the Compliance Officer Insider Trading is without prejudice to the statutory market abuse prohibitions, including the prohibition on insider trading.

2.9.Consultation Compliance Officer Insider Trading

A Philips Person may consult the Compliance Officer Insider Trading on whether a particular Trading or other behaviour is allowed under this clause 2 (see also clause 6.4 of these Rules).

2.10.Cooling off period

The restrictions included in clauses 2.4 through 2.7 will continue to have effect until four (4) months after the Philips Person will have ceased to occupy the relevant position within Philips, and without prejudice to the statutory market abuse prohibitions. The Compliance Officer Insider Trading may grant a dispensation from this clause 2.10 or shorten the four (4) months period, in the sole discretion of the Compliance Officer Insider Trading on a case-by-case basis.

3.Additional rules for Philips Qualified Insiders

3.1.No derivatives, short selling or pledging

Every Philips Qualified Insider is at any time prohibited from:

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(i) buying or writing (put/call) options or other derivatives whose value is derived from the value of any Philips Securities;
(ii) engaging in any short sales (i.e. selling stock you do not own and borrowing the shares to make delivery of Philips Securities); and
(iii) pledging Philips Securities as a collateral in a margin account or for a loan.

3.2.Prohibition on reverse transactions

Every Philips Qualified Insider is prohibited from Trading within six (6) months after a Trade if the second Trade is the opposite of the first Trade or otherwise results in undoing or limiting the effect of the first Trade. This prohibition does not apply if the first Trade is the exercise of stock options and the conversion of convertible personnel debentures under any Philips Long-Term Incentive Plan or Philips employee equity or share purchase plan and the second Trade is a sale of Philips shares acquired by exercising such right.

3.3.Mandatory prior approval

3.3.1.Philips Qualified Insiders may only proceed with a Trade in Philips Securities after the person concerned has notified the Compliance Officer Insider Trading of such person’s intention to do so by means of an approval form and has received approval from the Compliance Officer Insider Trading. The approval requirement set out in the previous sentence does not apply to ‘sell to cover taxes’ transactions as referred to in clause 2.2.2 (iii).

3.3.2.The approval of the Compliance Officer Insider Trading is only valid for such intended Trade as set out in the approval form as submitted and only if such intended Trade is executed within the Open Window ongoing on the date of receipt of the approval of the Compliance Officer Insider Trading.

3.3.3.The Compliance Officer Insider Trading may set deadlines for Philips Qualified Insiders to submit an approval form in respect of an intended Trade in an upcoming Open Window and will publish such deadlines in any financial year on Philips’ intranet prior to the start of the financial year. Any changes or additions will be announced in the same manner.

3.4.Cooling off period

The restrictions included in clauses 3.1 through 3.3 will continue to have effect until four (4) months after the Philips Person will have ceased to occupy the relevant position within Philips, and without prejudice to the statutory market abuse prohibitions. The Compliance Officer Insider Trading may grant a dispensation from this clause 3.4 or shorten the four (4) months period, in the sole discretion of the Compliance Officer Insider Trading on a case-by-case basis.

4.Additional rules for members of the Board of Management and Supervisory Board

4.1.Notifications

4.1.1.Each member of the Board of Management and of the Supervisory Board must notify both the AFM and the Compliance Officer Insider Trading of the following at the time indicated below:
(a)promptly and without delay:
(1)each change in number and/or type, in such person’s share and/or voting interest in Philips. In this context, "share" also includes rights to obtain shares, such as options. A change in the type of interest will, for example, occur if an option is exercised and consequently shares are obtained or if options expire;

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(2)every transaction in Philips Securities conducted by such person or on such person’s account. A non-exhaustive list of transactions that must be notified is included in Annex 2 to these Rules;
(b)within two weeks of the appointment as a member of the Board of Management or Supervisory Board: such person’s holding in Philips Securities or voting rights.

4.1.2.The notifications referred to under clauses 4.1.1 (a) and (b) to the Compliance Officer Insider Trading shall be done: (i) by means of the notification form as published on the Philips Intranet from time to time -unless such notification form sets out that such type of transaction shall be reported to the Compliance Officer Insider Trading on their behalf-; or (ii) in such other manner as determined by the Compliance Officer Insider Trading.

4.1.3.Members of the Board of Management and of the Supervisory Board may request the Compliance Officer Insider Trading to submit the necessary notifications to the AFM on their behalf. The Compliance Officer Insider Trading may pose requirements in addition to the requirements set out in clause 4.1.2, in order to ascertain due and timely notification to the AFM. Members of the Board of Management and of the Supervisory Board will at all times remain responsible themselves for notifications to the AFM made on their behalf.

4.1.4.The notifications referred to under clauses 4.1.1 (a) (1) and (2) can be combined if and to the extent permitted by law.

4.1.5.Members of the Board of Management and Supervisory Board must instruct any person arranging or executing transactions on their behalf, such as an individual portfolio manager, to timely inform them of any transaction or change that is notifiable under clause 4.1 of these Rules.

4.2.Rules relating to Closely Associated Persons of the Board of Management and of the Supervisory Board

4.2.1.Members of the Board of Management and Supervisory Board must inform the Compliance Officer Insider Trading of all persons that qualify as their Closely Associated Persons from time to time.

4.2.2.Members of the Board of Management and Supervisory Board must inform their Closely Associated Persons in writing or by e-mail of their duty to notify the AFM and the Compliance Officer Insider Trading promptly and ultimately within 3 business days of every transaction in Philips Securities and must preserve a copy of these letter(s) or e-mail(s) sent to their Closely Associated Person(s), but may ask the Compliance Officer Insider Trading to preserve such copy on their behalf. Members of the Board of Management and Supervisory Board will at all times remain responsible themselves for preserving such copy.

4.2.3.Members of the Board of Management and Supervisory Board and their Closely Associated Persons may request the Compliance Officer Insider Trading to submit the necessary notifications to the AFM on behalf of the relevant Closely Associated Person. The request must be made in writing or by e-mail, on the date of the transaction and must be accompanied by all details that must be notified to the AFM. The Compliance Officer Insider Trading may pose additional requirements in order to ascertain due and timely notification to the AFM. Closely Associated Persons will at all times remain responsible themselves for notifications to the AFM made by the Compliance Officer Insider Trading on their behalf.

5.Insider list

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5.1.Pursuant to Philips’ legal obligations under the MAR, Philips will keep a list (the "insider list") of Philips Persons who have or may have access to Inside Information (“Philips Insiders”). The insider list is divided into separate sections relating to different Inside Information, as well as a section with the details of Philips Permanent Insiders. New sections will be added to the insider list upon the identification of new Inside Information. The various sections of the insider list will be maintained by either the Compliance Officer Insider Trading or a person working on the relevant project or event. Philips Persons that are or will be placed on any section of the insider list will receive an email informing them thereof.

5.2.The insider list includes the following details of individuals who have access to Inside Information:
(a)first name(s) and surname(s), as well as birth surname(s);
(b)professional telephone number(s);
(c)company name and address;
(d)function and reason for being insider;
(e)date and time at which a person obtained access to Inside Information, or, in relation to Philips Permanent Insiders, date and time at which a person was included in the permanent insider section;
(f)date and time at which a person ceased to have access to Inside Information;
(g)date of birth;
(h)national identification number;
(i)personal telephone numbers; and
(j)personal full home address.
(k)
5.3.Philips is the data controller with regard to the processing of personal data included in the insider list and shall only use these data in accordance with applicable laws, Philips’ Policy on Privacy and Data Protection and the Philips Privacy Compliance Framework Standard (all as amended from time to time) and for the following purposes:
(a)to comply with the Company's legal obligations, including:
(i)keeping the list in accordance with the MAR;
(ii)complying with requests from the AFM or any other competent authority; and
(iii)controlling the flow of Inside Information, thereby managing Philips’ confidentiality obligations;
(b)based on the legitimate interest of the Company, in which case the Company only processes the personal data that are necessary for the applicable purpose, which are:
(i)informing Philips Persons of which other persons are in the same section of the insider list;
(ii)informing certain Philips Persons of Open Windows;
(iii)informing Philips Qualified Insiders of deadlines for submitting the approval form as referred to in clause 3.3 in view of upcoming Open Windows;
(iv)protecting the corporate interests of Philips; and
(v)holding or commissioning an inquiry into transactions conducted by or on behalf of a Philips Person or a Closely Associated Person.

5.4.Philips will retain the data in the list in accordance with Philips’ Policy on Privacy and Data Protection and the Philips Privacy Compliance Framework Standard (all as amended from time to time). The insider list and all updates thereof will be dated. Philips will retain the insider list for a period of at least five years after it is drawn up or updated. If such data is necessary for an internal or external investigation, the resolution of a dispute or in connection with legal proceedings, Philips will retain the relevant data until the relevant investigation, dispute or legal proceeding has ended.

5.5.Philips will inform a Philips Person of inclusion in the insider list. A Philips Person included in the insider list must acknowledge in writing that such Philips Person is aware of such Philips Person’s duties as set forth in these Rules, as well as the applicable sanctions included and referred to in clause 7 of these Rules.

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5.6.Philips may provide information from the insider list to the AFM or other competent authorities upon their request. Information on the insider list will not be supplied to other parties, except when required or allowed by law or if a legitimate interest of Philips requires this.

5.7.Persons included in the insider list are entitled to review their personal data as processed by Philips and can exercise their data subject rights in the manner as set out in the applicable Philips privacy notice.

5.8.Persons may request to be informed about which other persons are included in sections of the insider list to the extent relevant for the requesting person.

6.Compliance Officer Insider Trading

6.1.The Board of Management will appoint the Compliance Officer Insider Trading. The Compliance Officer Insider Trading may, in consultation with the Board of Management, appoint one or more deputies to carry out the duties and powers of the Compliance Officer Insider Trading.

6.2.The Compliance Officer Insider Trading has the duties and powers granted to the Compliance Officer Insider Trading in these Rules. The Board of Management may grant additional duties or powers to the Compliance Officer Insider Trading.

6.3.The Compliance Officer Insider Trading may in exceptional circumstances grant dispensation from prohibitions, restrictions or obligations included in these Rules, to the extent permitted by law.

6.4.Philips Persons and Closely Associated Persons of members of the Board of Management or of the Supervisory Board may request the Compliance Officer Insider Trading as to whether a prohibition, restriction or obligation contained in these Rules applies to them. If a Philips Person is in doubt as to whether a prohibition or obligation applies, it is advisable to contact the Compliance Officer Insider Trading and seek advice. Philips Persons will at all times remain fully responsible for compliance with these Rules and the law.

6.5.The Compliance Officer Insider Trading is authorized to hold or commission an inquiry into transactions conducted by or on behalf a Philips Person or a Closely Associated Person of members of the Board of Management or Supervisory Board. The Compliance Officer Insider Trading may report the outcome of the inquiry to members of the Board of Management or to the chairman of the Supervisory Board, if deemed appropriate by the Compliance Officer Insider Trading.

7.Sanctions

7.1.In the event of a violation of any provision of these Rules, Philips or, as the case may be, the employer reserves the right to impose any sanctions which it is entitled to impose pursuant to the law and/or the (employment) agreement with the person in question. Such possible sanctions include termination of the (employment) agreement with the person involved, by way of summary dismissal or otherwise. Furthermore, Philips, or as the case may be the employer, may report a violation of any provision of these Rules to any relevant competent authority in the relevant jurisdiction.

7.2.A description of the market abuse prohibitions under the MAR and related maximum sanctions can be found on Philips’ intranet.

8.Miscellaneous

8.1.Circumstances not covered by these Rules

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The Board of Management has the right to take decisions in any circumstances not covered by these Rules, provided that it does so in accordance with any applicable statutory provisions including the MAR and United States securities laws.

8.2.Amendments

The provisions of these Rules may be amended and/or supplemented by a resolution of the Board of Management. Amendments and supplements will enter into force from the moment that they are announced, unless the announcement specifies otherwise.

8.3.Governing law

These Rules are governed by Dutch law.

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Annex 1: Definitions

AFM	The Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);
Blocked Period	a period as defined in clause 2.6.2. of these Rules;
Board of Management	Philips’ board of management (raad van bestuur);
Closely Associated Persons
(a)a spouse, or a partner considered to be equivalent to a spouse in accordance with national law;
(b)a dependent child, in accordance with national law;
(c)a relative who has shared the same household for at least one year on the date of the transaction concerned; or
(d)a legal person, trust or partnership, the managerial responsibilities of which are discharged by a member of the Board of Management or Supervisory Board or by a person referred to in point (a), (b) or (c), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

Inside Information
Information of a precise nature, which has not been made public, relating, directly or indirectly, to Philips, its subsidiaries or to one or more financial instruments (including Philips Securities), and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments;

MAR	The European Market Abuse Regulation ((EU) No 596/2014) as amended from time to time;
Open Window	A period as defined in clause 2.4.3 of these Rules;
Philips	Koninklijke Philips N.V.;
Philips Insiders	All Philips Persons included on any section of the insider list as referred to in clause 5.1 of these Rules from time to time;
Philips Persons	Persons working under a contract of employment or otherwise performing tasks for Philips or any of its subsidiaries and members of the Board of Management and the Supervisory Board;
Philips Qualified Insiders	Members of the Board of Management and Supervisory Board and other Philips Persons so instructed by the Compliance Officer Insider Trading;

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Philips Permanent Insiders	Philips Persons who have access at all times to Inside Information within Philips, including but not limited to the Philips Qualified Insiders;
Philips Securities
Philips shares or debt instruments, or derivatives (such as options, puts, calls or warrants or any other financial instrument by which the aforementioned securities can be acquired or subscribed) whether or not issued by Philips (and whether or not settled in such securities or cash) or other financial instruments linked to them;

Rule 10b5-1	Rule 10b5-1 under the United States Securities Exchange Act of 1934, as amended from time to time;
Rules	These insider trading rules;
Supervisory Board	Philips’ supervisory board (raad van commissarissen);
Trade or Trading
Acquiring or disposing of, transferring (including gifting) or conducting any other transaction on a person’s own account or for the account of a third party, directly or indirectly, relating to, financial instruments.
A cancellation or amendment of an order concerning a financial instrument is also considered Trading.
Enrolling in and terminating participation in an employee share purchase plan or amending the amount of the periodic contribution to such plan is also considered Trading;

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Annex 2: Non-exhaustive list of transactions that must be notified by members of the Board of Management and Supervisory Board and their Closely Associated Persons

Transactions in Philips’ Securities which need to be notified to the AFM and the Compliance Officer Insider Trading under Article 19 of the MAR, include the following:

a)acquisitions or disposals;
b)transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a member of the Board of Management or Supervisory Board or a Person Closely Associated with a member of the Board of Management or Supervisory Board, including where discretion is exercised (e.g. under an individual portfolio or asset management mandate);
c)gifts and donations made or received, and inheritance received;
d)acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;
e)subscription to a capital increase or debt instrument issuance;
f)conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
g)automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares;
h)pledging (or a similar security interest), borrowing or lending by or on behalf of a member of the Board of Management or Supervisory Board or Person Closely Associated with a member of the Board of Management or Supervisory Board;
i)short sale, subscription or exchange;
j)entering into or exercise of equity swaps;
k)transactions in or related to derivatives, including cash-settled transactions;
l)entering into a contract for difference on a financial instrument of Philips or on emission allowances or auction products based thereon;
m)acquisition, disposal or exercise of rights, including put and call options, and warrants;
n)transactions in derivatives and financial instruments linked to a debt instrument of Philips, including credit default swaps;
o)transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of the MAR;
p)transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council, insofar as required by Article 19 of the MAR;
q)transactions executed by manager of an alternative investment fund (AIF) in which the member of the Board of Management or Supervisory Board or Person Closely Associated with the member of the Board of Management or Supervisory Board have invested, insofar as required by Article 19 of the MAR; and
r)transactions made under a life insurance policy, where the investment risk is borne by the member of the Board of Management or Supervisory Board or Person Closely Associated with the member of the Board of Management or Supervisory Board and such person has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

Policy Owner: Chief ESG & Legal Officer Approved by: the Board of Management Royal Philips (Koninklijke Philips N.V.) www.philips.com

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